REPORT OF INDEPENDENT ACCOUNTANTS'


Board of Directors and Shareholders
First Midlothian Corporation
Midlothian, Texas


We have audited the accompanying consolidated balance sheets of First Midlothian Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Midlothian Corporation as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, First Midlothian Corporation changed its method of accounting for investment securities and income taxes.




/s/ Samson, Robbins & Associates, P.L.L.C.
SAMSON, ROBBINS & ASSOCIATES, P.L.L.C.



Dallas, Texas
February 1. 1996

                          FIRST MIDLOTHIAN CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                                         December 31,
                                                                 1995                 1994
                                                                 ----                 ----
ASSETS
- - ------
  Cash and due from banks                                    $  2,443,940         $  2,150,392
  Federal funds sold                                            8,170,000            2,640,000
                                                             ------------         ------------
     Cash and cash equivalents                                 10,613,940            4,790,392


Investment securities                                          19,365,924           20,512,375
Loans, net                                                     19,354,727           20,396,952
Premises and equipment, net                                       843,532              854,488
Accrued interest receivable                                       411,469              460,611
Other real estate and repossessed assets                          648,535            1,046,724
Deferred income tax asset                                              35              205,101
Other assets                                                       59,428               48,423
                                                             ------------         ------------
Total assets                                                 $ 51,297,590         $ 48,315,066
                                                             ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
- - ------------------------------------
Liabilities:
   Demand deposits                                           $ 10,141,218         $  9,191,492
   Savings, NOW and money markets                              16,673,946           16,766,651
   Time deposits, $100,000 and over                             1,964,821            1,546,147
   Other time deposits                                         17,660,893           16,096,716
                                                             ------------         ------------
     Total deposits                                            46,440,878           43,601,006

Subordinated debentures                                           619,707              674,707

Accrued interest payable and other liabilities                    339,328              468,933
                                                             ------------         ------------
         Total liabilities                                     47,399,913           44,744,646

Commitments and contingent liabilities                             --                   --

Shareholders' equity:
   Common stock, $10 par value, 48,000 shares
     authorized, issued and outstanding                           480,000              480,000
   Additional paid-in capital                                     679,493              679,493
   Retained earnings                                            2,707,093            2,417,344
   Unrealized gain (loss) on available-for
     sale securities                                               31,091               (6,417)
                                                             ------------         ------------
         Total shareholders' equity                             3,897,677            3,570,420

Total liabilities and shareholders' equity                   $ 51,297,590         $ 48,315,066
                                                             ============         ============

    The accompanying notes are an integral part of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                For the Years Ended December 31,

                                                            1995               1994             1993
                                                            ----               ----             ----
 Interest income:
   Commercial and real estate loans                     $ 1,652,287       $ 1,466,820       $ 1,555,773
   Consumer loans                                           398,445           351,874           299,759
   Federal funds sold                                       454,151           185,581           341,754
   Investment securities and
      interest bearing deposits                           1,137,894           963,043           659,231
   Other interest income                                      1,761            32,621            35,923
                                                              -----            ------            ------
           Total interest income                          3,644,538         2,999,939         2,892,440
                                                          ---------         ---------         ---------

 Interest expense:
   Savings, NOW and money markets                           491,164           327,632           363,056
   Time deposits, $100,000 and over                         241,286           134,369           121,505
   Other time deposits                                      809,653           627,142           641,687
   Other interest expense                                    90,566            81,777            88,846
                                                             ------            ------            ------
           Total interest expense                         1,632,669         1,170,920         1,215,094
                                                          ---------         ---------         ---------

           Net interest income before
              provision for loan losses                   2,011,869         1,829,019         1,677,346

 Provision for loan losses                                   58,000                 0                 0
                                                             ------                 -                 -

           Net interest income                            1,953,869         1,829,019         1,677,346
                                                          ---------         ---------         ---------
 Noninterest income                                         610,807           627,846           645.961
                                                            -------           -------           -------

 Noninterest expense:
   Salaries and employee benefits                           980,459           941,462           881,923
   Occupancy and equipment                                  203,187           194,860           181,048
   General and administrative                               783,244           936,371         1,035,401
                                                            -------           -------         ---------
           Total noninterest expense                      1,966,890         2,072,693         2,098,372
                                                          ---------         ---------         ---------

     Income before income taxes                             597,786           384,172           224,935

 Income tax expense:
   Current                                                    8,500                 0                 0
   Deferred                                                 179,537           109,229            57,632
                                                            -------           -------            ------

     Total income tax expense                               188,037           109,229            57,632
                                                            -------           -------            ------

           Net income                                   $   409,749       $   274,943       $   167,303
                                                        ===========       ===========       ===========
 Net income per share of common stock                   $      8.54       $      5.73       $      3.49
                                                        ===========       ===========       ===========
 Weighted average shares outstanding                         48,000            48,000            48,000
                                                             ======            ======            ======


   The accompanying notes are an integral part of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                               Unrealized
                                                                                               Gain/(Loss)
                                             Common Stock        Additional                    on Available        Total
                                                        Par        Paid-In       Retained        For Sale      Shareholders'
                                          Shares       Value       Capital       Earnings       Securities        Equity
                                          ------       -----       -------       --------       ----------        ------
 Balance at December 31, 1992 as
    previously reported                   48,000      $480,000   $ 679,493     $ 1,605,971       $     0         $2,765,464

 Cumulative effect on prior years
    of change in accounting principle                                              369,127                          369,127
                                          ------      --------   ---------     -----------       --------        ----------
 Balance at December 31, 1992
    as restated                           48,000       480,000     679,493       1,975,098             0          3,134,591

 Net income                                                                        167,303                          167,303

 Balance at December 31, 1993             48,000       480,000     679,493       2,142,401             0          3,301,894

 Net income                                                                        274,943                          274,943
                                          ------      --------   ---------     -----------       --------        ----------
 Unrealized (loss) on
    available-for-sale
    securities, net of
    income taxes                                                                                  (6,417)            (6,417)
                                          ------      --------   ---------     -----------       --------        ----------
 Balance at December 31, 1994             48,000       480,000     679,493       2,417,344        (6,417)         3,570,420

 Net income                                                                        409,749                          409,749

 Dividends paid                                                                   (120,000)                        (120,000)

 Unrealized gain on
    available-for-sale
    securities, net of
    income taxes                                                                                  37,508             37,508
                                          ------      --------   ---------     -----------       -------         ----------
 Balance at December 31, 1995             48,000      $480,000   $ 679,493     $ 2,707,093       $31,091         $3,897,677
                                          ======      ========   =========     ===========       =======         ==========



    The accompanying notes are an integral part of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            For the Years Ended December 31,

                                                                    1995                 1994               1993
                                                                    ----                 ----               ----
 Cash flows from operating activities:
    Net income                                                $   409,749           $   274,943        $   167,303
    Adjustment to reconcile net income
      to net cash provided by operating
      activities:
       Provision for loan loss                                     58,000                     0                  0
       Depreciation                                                73,200                72,300             63,600
       (Discount accretion) / premium amortization               (102,230)              (19,895)           155,671
       Loss on sale or disposal of other real estate               57,334                76,061            189,967
       Loss on sale of investment securities                            0                15,548                  0
       Net change in accrued interest receivable                   49,142                (9,236)             4,123
       Net change in other assets                                 (11,005)               24,696             15,224
       Net change in deferred tax asset                           179,537               109,227             57,632
       Net change in accrued interest
        payable and other liabilities                            (129,605)              (13,800)           (88,163)
                                                                 --------               -------            -------
            Net cash provided by operating activities             584,122               529,844            565,357
                                                                  -------               -------            -------

 Cash flows from investing activities:
    Proceeds from the maturity of held-to-maturity
     securities and interest bearing deposits                  15,320,000            18,365,125         20,822,000
    Proceeds from maturity of available-for
     sale securities                                            4,000,000                     0                  0
    Purchase of premises and equipment                            (62,245)              (87,408)           (62,953)
    Net decrease in loans                                         984,225               307,459             59,028
    Proceeds from sale of other real estate                       340,854               377,819            598,850
    Purchase of held-to-maturity securities                   (12,000,703)          (15,906,164)       (20,186,250)
    Purchase of available-for-sale securities                  (6,007,578)           (3,927,657)                 0
                                                               ----------            ----------                  -
            Net cash provided by (used in)
              investing activities                              2,574,553              (870,826)         1,230,675
                                                                ---------              --------          ---------

 Cash flows from financing activities:
    Net change in deposits                                      2,839,873            (2,097,951)        (4,622,469)
    Payments on debentures                                        (55,000)              (99,040)           (62,203)
    Dividends paid                                               (120,000)                    0                  0
                                                                 --------                     -                  -
            Net cash provided by (used in)
              financing activities                              2,664,873            (2,196,991)        (4,684,672)
                                                                ---------            ----------         ----------

 Net increase (decrease) in cash                                5,823,548            (2,537,973)        (2,888,640)
 Beginning cash and cash equivalents                            4,790,392             7,328,365         10,217,005
                                                                ---------             ---------         ----------

 Ending cash and cash equivalents                             $10,613,940           $ 4,790,392        $ 7,328,365
                                                              ===========           ===========        ===========


 Supplemental disclosure:
    Cash paid during the period for interest                  $ 1,544,006           $ 1,182,505        $ 1,267,670
                                                              ===========           ===========        ===========

    Cash paid during the period for income taxes              $         0           $         0        $         0
                                                              ===========           ===========        ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1995 and 1994

1. Basis of Presentation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, First National Bank in Midlothian ("Bank"), which is 100% owned. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Summary of Significant Accounting Policies:

Cash and Cash Equivalents
- - -------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one days Periods.

Use of Estimates
- - ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties and an annual independent loan review.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change.

Fair Value of Financial Instruments
- - -----------------------------------

Statement of Financial  Accounting  Standards  No. 107 (SFAS 107),  "Disclosures
- - ---------------------------------------------
About Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, where it is practical to estimate values and without incurring excessive costs. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used. including the discount rate and estimates of future cash

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Bank.

Management has determined that the disclosures required by SFAS 107 are not considered practical or cost effective. Accordingly, this information is not included in the accompanying consolidated financial statements or related notes to the consolidated financial statements.

Investment Securities
- - ---------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting
                                               ---------------------------------
Standards  No.  115,  "Accounting  for  Certain  Investments  in Debt and Equity
- - ---------
Securities" (SFAS 115). This statement addresses the accounting and reporting for investments in equity and debt securities.

Management determines the appropriate classification of securities at time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as Held-To-Maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using the effective interest method. Securities to be held for indefinite periods of time are classified as Available-For-Sale and carried at fair value. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Company has no securities classified as trading as of December 31, 1995. The cost of securities sold is based on the specific identification method.

During December, 1995, the Company reclassified approximately $6,000,000 of U.S. Treasury obligations from the Held-to-Maturity classification to Available-for-Sale. This was accomplished by utilizing an opportunity made available by the Financial Accounting Standards Board that allowed all financial institutions a one time chance to reclassify their security portfolio without jeopardizing their present accounting treatment.

Loans and Allowance for Loan Losses
- - -----------------------------------

Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against current earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based upon evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans and Allowance for Loan Losses, continued
- - -----------------------------------

Interest income on installment loans is recognized by a method which approximates the interest method. Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for loan losses as deemed appropriate.

Certain fees and costs associated with the origination of loans are recognized when received. Management has determined that fees collected offset actual expenses incurred to process the subject loans.

Premises and Equipment
- - ----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

Other Real Estate and Repossessed Assets
- - ----------------------------------------

Foreclosed real estate and other assets are recorded at the lower of the unpaid balance of the related loan or the fair market value of the property, net of related selling and carrying costs. Any write down to fair market value at the date of acquisition is charged against the allowance for loan losses. Any subsequent write downs are reflected in operations.

Income Per Share
- - ----------------

Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the years ended December 31. 1995, 1994 and 1993.

Income Taxes
- - ------------

During 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) whereby the method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. Under SFAS 109, the types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of deferred income tax liabilities or assets include: allowances for possible loan losses, property and equipment, investment securities and net operating loss carryforwards. The change in accounting did not have an effect on the Company's consolidated financial position or results of operations for the years ended 1994 or 1995. First Midlothian Corporation and its subsidiary file a consolidated tax return. The Company has a tax sharing arrangement with its subsidiary.

3. Investment Securities:

At December 31, 1995 the amortized cost and estimated market values of investment securities are as follows:

                                               Gross         Gross       Estimated
                                             Amortized    Unrealized     Unrealized        Market
                                                Cost         Gains         Losses          Value
                                                ----         -----         ------          -----
Held-to-Maturity:
  U.S. Treasury                             $ 9,002,032     $ 34,509     $        0     $ 9,036,541
  Obligations of other U.S.
    Government agencies and
    corporations                              4,000,000        3,750          2,820       4,000,930
State and county municipals                     264,022        2,880              0         266,902
Federal Reserve Bank stock                       44,400            0              0          44,400
                                            -----------     --------     ----------     -----------
                                            $13,310,454     $ 41,139     $    2,820     $13,348,773
                                            ===========     ========     ==========     ===========

Available-for-Sale:
  U.S. Treasury                             $ 6,002,155     $ 53,315     $        0     $ 6,055,470
  Obligations of other U.S.
    Government agencies and
     corporations                                     0            O              0               O
                                            -----------     --------     ----------     -----------
                                            $ 6,002,155     $ 53,315     $        0     $ 6,055,470
                                            ===========     ========     ==========     ===========


At December 31, 1994 the amortized cost and estimated market values of investment securities are as follows:


                                       Gross            Gross           Estimated
                                     Amortized        Unrealized        Unrealized         Market
                                       Cost             Gains             Losses           Value
                                       ----             -----             ------           -----
Held-to-Maturity:
  U.S. Treasury                    $ 16,258.839       $        0       $   170,257      $ 16,088,582
  Obligations of other U.S.
    Government agencies and
    corporations                              0                0                 0                 0
  State and county municipals           283,736            1,623                 0           285,359
  Federal Reserve Bank stock             44,400                0                 0            44,400
                                   ------------       ----------       -----------      ------------
                                   $ 16,586,975       $    1,623       $   170,257      $ 16,418,341
                                   ============       ==========       ===========      ============

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                        Gross          Gross          Estimated
                                      Amortized     Unrealized        Unrealized       Market
                                         Cost          Gains            Losses          Value
                                         ----          -----            ------          -----
Available-for-Sale:
  U.S. Treasury                     $ 3,935,122       $     0        $     9,722     $ 3,925,400
  Obligations of other U.S.
    Government agencies and
    corporations                             0              0                  0               0
                                    -----------       -------        -----------     -----------
                                    $ 3,935,122       $     0        $     9,722     $ 3,925,400
                                    ===========       =======        ===========     ===========

The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                               Amortized               Market
                                                  Cost                 Value
                                                  ----                 -----
Held-to-Maturity:
  Due within one year                       $  6,249,771            $ 6,273,293
  Due after one year through  five years      12,993,755             13,061,550
  Due after five years  through ten years         24,683                 25,000
  Other Securities Total                          44,400                 44,400
                                            $ 19,312,609            $19,404,243
                                            ============            ===========

Proceeds from maturities of investment securities during the twelve months ended December 31, 1995 were $19,320,000 with no gross recognized gains or losses.

Proceeds from maturities of investment securities during the twelve months ended December 31, 1994 were $18,365,125 with gross recognized losses of $15,548. These securities were sold within ninety (90) days of the maturity dates and did not impact the classification of other Held-To-Maturity securities.

At December 31, 1995, and December 31, 1994, the carrying value of Federal Reserve Bank stock was $44,400. The Federal Reserve Bank stock's market value was estimated to be the same as its carrying value at both December 31, 1995 and December 31, 1994.

At December 31, 1995 and December 31, 1994, securities with a carrying amount of
approximately   $6,565,000  and  $7,537,000,   respectively,   were  pledged  as
collateral for public deposits, as required or permitted by law.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Loans and Allowance for Loan Losses:

The loan portfolio was composed of the following at December 31, 1995 and 1994:

                                     1995                 1994
                                     ----                 ----

Commercial loans                $  4,063,532          $  5,505,238
Real estate loans                 12,014,874            11,550,776
Installment loans                  3,715,915             3,659,907
Overdrafts                            10,318               122,934
                                      ------               -------
   Total loans                    19,804,639            20,838,855
Deduct:
  Unearned interest                 (217,257)             (232,655)
  Allowance for loan losses         (185,320)             (256,583)
                                    --------              --------

 Net loans                      $ 19,354,727          $ 20,396,952
                                ============          ============

A summary of the changes in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                1995           1994               1993
                                ----           ----               ----

Beginning balance            $ 256,583       $ 317,372         $ 346,582
Provision for loan losses       58,000               0                 0
Loans charged off             (112,511)        (84,079)          (45,416)
Recoveries                      30,583          23,290            16,206
                             $ 232,655       $ 256,583         $ 317,372
                             ==========      ==========        ==========

No provision for loan losses was recorded during the year ended December 31, 1994 and 1993. During 1991, the Company was required by its bank regulator to increase the allowance for loan loss significantly based upon actual experience levels at that time. Subsequent to 1991, the Company's experience relative to loan loss has improved such that no material provision was required until 1995.

Loans on which the accrual of interest has been discontinued amounted to approximately $146,759 and $52,663 at December 31, 1995 and 1994, respectively. Included in commercial and installment loans at December 31, 1995 and 1994, are approximately $998,714 and $1,414,804, respectively, of loans to employees, officers, and/or directors, or their interests.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Premises and Equipment

Premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                        1995                     1994
                                        ----                     ----

Land                                    64,277                  $ 64,277
Building                               989,222                   971,697
Furniture, fixtures and computers      399,200                   646,761
Automobiles                             53,289                    53,289
                                     1,505,988                 1,736,024

Less accumulated depreciation         (662,456)                 (881,536)

 Net premises and equipment         $  843,532                 $ 854,488
                                    ==========                 =========

During 1995, the Company adjusted premises and equipment to reflect obsolete, nonutilized items that were fully depreciated in prior years. The effect was to reduce the asset cost and accumulated depreciation by approximately $291,000.

Depreciation expense was $73,200, $72,300 and $63,600 for the years ended December 31. 1995. 1994 and 1993, respectively.

6. Other Real Estate and Repossessed Assets:

Other real estate and repossessed assets consisted of the following at December 31, 1995 and] 1994:

                                        1995              1994
                                        ----              ----

Other real estate                    $ 708,268         $ 1,173,812

Allowance for possible loss:
   Beginning balance                  (127,088)           (140,151)
   Charge offs                          69,941              13,063
   Provision charged to expense         (2,586)                -
                                     ----------        ------------
Ending balance                         (59,733)           (127,088)
                                     ----------        ------------
Net other real estate                $ 648,535        $  1,046,724
                                     ==========        ============

The allowance for possible loss on real estate includes both a provision for adjustment to market value and an amount for anticipated closing and selling costs.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Subordinated Debentures:

Subordinated Debentures at December 31, 1995 and 1994 are summarized as follows:

                                                 1995        1994
                                                 ----        ----

 1982 Subordinated Debentures      12.00%     $ 339,707    $ 339,707
 91 Subordinated Debentures:

          Series D                  9.75%          --         55,000
          Series E                  9.75%        70,000       70,000
          Series F                 10.00%        70,000       70,000
          Series G                 10.00%        70,000       70,000
          Series H                 10.00%        70,000       70,000
                                              ---------    ---------
                                              $ 619,707    $ 674,707
                                              =========    =========

Interest is payable semiannually with the principle due at maturity.

The following is a summary of maturities of Subordinated Debentures at December 31, 1995

Due within one year                       $  70,000
Due after one year through five years       549,707
                                          ---------
                                          $ 619,707
                                          =========

The 1982 Subordinated Debentures are held by several shareholders of the Company. The 1991 Subordinated Debentures are held by shareholders with the exception of $100,000 which is held by two (2) significant customers of the Bank.

8. Federal Income Tax:

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". In accordance with the provisions of this statement, the Company elected to restate prior years by recording the cumulative effect of this restatement as an increase to retained earnings of approximately $ 370,000 at January 1, 1993.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net deferred asset recognized for the years ended December 31, are as follows:

                                             1995                 1994
                                             ----                 ----
Deferred tax liability:
  Allowance for loan losses                $ 12,659            $ 32,379
  Securities                                 14,030                   0
                                           --------            --------
                                             26,689              32,379
                                           --------            --------

Deferred tax asset:
  Contribution carryforward                   4,820             203,006
  Depreciation                                3,240               1,115
  Securities                                      0              12,250
  Allowance for real estate losses           18,664              21,109
                                           --------            --------
                                             26,724             237,480
                                           --------            --------
Valuation allowance                               0                   0
Net deferred tax asset                     $     35            $205,101
                                           ========            ========

The Company's effective tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                   December 31,
                                1995          1994
                                ----          ----
 U.S. statutory rate            34.0 %        34.0 %
 Tax-exempt interest            (2.6)         (5.6)
                                ------        ------
 Effective tax rate             31.4 %        28.4 %
                                ======        ======

9. Financial Instruments With Off-Balance Sheet Risk:

The Company's subsidiary Bank is party to financial instruments with off-balance sheet risk, entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Bank's exposure to credit loss in the event of nonperformance by counterparties to loan commitments and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as are used in underwriting on-balance sheet instruments.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The total amounts of financial instruments with off-balance sheet risk at December 31, 1995 and 1994 are as follows:

                                        1995               1994
                                        ----               ----
 Unfunded loan commitments           $ 827,991          $ 761,132
 Letters of credit                      15,450             80,602

Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Loans are made in accordance with formal written loan policies. The Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies, but may include cash. accounts receivable, inventory, property, equipment and real estate.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Bank sold $8,170,000 and $2,640,000 in federal funds at December 31, 1995 and 1994, respectively. These funds represent uncollateralized loans made by the Bank, in varying amounts, to commercial banks with whom the subsidiary Bank has correspondent relationships. The Bank maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage. At December 31, 1995 and 1994, approximately $613,184 and $0 respectively, of such balances were uninsured.

10. Commitments and Contingencies:

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Management does not anticipate any material adverse effect on the financial condition of the Company as a result of these commitments.

The Company is party to various operating leases and contracts. The Company has a contract with Electronic Data Systems (EDS) to provide data processing services for the Bank. This contract, which expires February 28, 1997, is based on usage and items processed. The average cost of this contract over the past three years is approximately $10,000 - $12,000 per month. This agreement can be canceled with a six month notice but requires the Bank to pay for the remaining term of the contract at 80% of the normal usage.

In addition, the Company has a maintenance agreement for the drive-in turbo lanes and leases offsite storage facilities. The maintenance agreement is for a term of seven years and expires in March, 1996. The storage lease is for a term of two years and expires in March, 1997. These agreements cost $1,800 per year and $550 per month, respectively.

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a schedule of future estimated minimum payments required under these operating leases:

1996                    $ 112,650
1997                       19,250
                        ---------
Total minimum payment   $ 131,900
                        =========

In the normal course of business, the Bank may become involved in routine claims and lawsuits. While the results of litigation cannot be predicted with certainty, management, in consultation with legal counsel, believes that the final outcome of any of these matters, or of any unasserted claims, will not have a material adverse effect on the Company's consolidated financial condition or results of operations.

11. Shareholders' Equity:

In 1982, the Company acquired all of the common stock of the subsidiary Bank. Shareholders of the Bank stock were issued the same number of shares of common stock of the Company as they had held in the Bank. The Company does not have any warrants or options issued or outstanding.

The Company is not subject to any regulatory restrictions on the amount of dividends that it may declare, however, dividends must be paid out of retained earnings. On June 30, 1995, the Company declared and paid a $2.50 per share dividend for the shareholders of record as of that date.

12. Restrictions on Retained Earnings:

The primary source of funds for cash distributions by the Company to its shareholders is dividends received from its subsidiary Bank. The amount of dividends that the subsidiary Bank may declare in a calendar year without approval by the OCC is the Bank's net profits for that year combined with its net retained profits, as defined, for the two preceding years. At December 31, 1995, approximately $ 616,200 of the Bank's retained earnings were available for dividend distribution to the Company without prior regulatory approval.

13. Regulatory Matters:

The Company's Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements car. initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under the regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Bank must maintain a minimum of qualifying total capital and core

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

capital to risk-weighted assets of 8% and 4%, respectively. Management believes, as of December 31, 1995, that the Bank meets all capital requirements to which it is subject. The following is a summary of the Bank's capital ratios at December 31. 1995 and 1994:

                                                     1995           1994
                                                     ----           ----
 Total capital to risk-weighted assets              20.42 %       19.30 %
 Core capital to risk-weighted assets               19.40 %       18.15 %
 Capital to total assets (leverage)                  8.74 %        8.56 %

14. Net Income Per Common Share:

Net income per common share for the three years ended December 31, 1995 was based upon the weighted average shares of common stock outstanding of 48.000 shares. respectively

15. Other Noninterest Income and Expense:

Other noninterest income and expense for the three years ended December 31, 1995 were composed of the following:
                                        1995             1994            1993
                                        ----             ----            ----
Noninterest income:
  Service charges                     $ 519,161       $ 513,834      $ 517,836
  Other fees                             51,560          50,559         51,940
  Other                                  40,086          63,453         76,185

Total                                 $ 610,807       $ 627,846      $ 645,961
                                      =========       =========      =========


General and administrative expense:
   Data processing                    $ 209,047       $ 207,875        195,821
   FDIC and exam assessments             36,078         134,600        154,201
   ORE expense                           91,198         122,097        288,128
   Office expense                       111,877         119,314        121,804
   Directors' fees                       77,400          64,095         67,820
   Advertising                           54,017          53,939         58,645
   Professional fees                    112,341          49,895         27,941
   Loss on maturity of securities          -             15,548            -
   Other                                 91,286         169,008        121,041

        Total                         $ 783,244       $ 936,371    $ 1,035,401
                                      =========       =========    ===========

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Subsequent Event:

The Company has entered into a contract to be acquired by Surety Capital, a bank holding company located in Hurst, Texas. Surety Capital intends to merge the sole subsidiary of the Company, First National Bank of Midlothian, with and into Surety Capital's subsidiary, Surety Bank, National Association. It is anticipated that First Midlothian Corporation will be dissolved upon completion of the merger of the two banks. The current shareholders of the Company will receive cash in exchange for the stock held in the Company as a result of this transaction.

The Board of Directors of the Company has approved this transaction. However, the completion of the purchase is subject to a number of contingencies, including approval by the applicable banking authorities, due diligence review of the Company's business operations, the raising of sufficient funds by Surety Capital to facilitate the acquisition, shareholder approval by the Company's shareholders and Surety Bank shareholders, and other matters. Assuming all activities are satisfactorily completed, the transaction is expected to close during the first quarter of 1996.

                             PRO FORMA BALANCE SHEET
                              as of March 31, 1996

                                        Surety          First
                                        Capital       Midlothian    Adjustments                       Pro Forma
                                      Corporation    Corporation      Debits           Credits        Combined
                                    ---------------------------------------------   ------------  ---------------
 Assets:
     Cash and due from banks         $  6,364,249     $1,414,857     $ 6,013,946<F2>  $ 6,595,707   $  7,197,345
     Federal funds sold                19,586,000      9,155,000                                      28,741,000
                                    --------------  -------------                                 ---------------
       Cash and cash equivalents       25,950,249     10,569,857       6,013,946        6,595,707     35,938,345

     Interest bearing deposits in
       financial institutions             756,718          -                                             756,718
     Investment securities             20,534,468     21,201,131          40,336<F3>                  41,775,935
     Net loans                         67,205,708     17,672,424                                      84,878,132
     Premises and equipment, net        2,712,311        930,450         319,468<F4>                   3,962,229
     Accrued interest receivable          705,722        480,405                                       1,186,177
     Other real estate and
       repossessed assets                 106,378        579,557                                         685,935
     Other assets                       1,206,417                                                      1,206,417
     Excess of cost over fair value
       of net assets acquired, net      4,038,064              -       2,104,485<F1>                   6,142,549
                                    --------------  -------------    ------------   ------------  ---------------
       Total assets                 $ 123,216,085  $  51,433,824    $  8,478,235    $  6,595,707  $  176,532,437
                                    ==============  =============    ============   ============  ===============

 Liabilities:
     Demand deposits                $  13,856,784      8,747,808    $      -       $      -      $    22,604,592
     Savings, NOW and money
    markets                            22,727,484     16,782,200                                      39,509,684
     Time deposits, $100,000 and
    over                               18,656,220      1,734,157                                      20,390,377
     Other time deposits               54,628,831     19,547,966                                      74,176,797
                                    --------------  -------------                                 ---------------
       Total deposits                 109,869,319     46,812,131                                     156,681,450

     Note payable                         375,000        619,707         994,707<F1><F2>                       -
     Accrued interest payable and
    other                               1,178,639        473,737                                       1,652,376
                                    --------------  -------------    ------------   ------------  ---------------
       Total liabilities              111,422,958     47,905,575         994,707                     158,333,826
                                    --------------  -------------    ------------   ------------  ---------------

 Shareholders' equity:
     Common stock                          38,333        480,000         480,000<F1>      19,251<F2>      54,584
     Additional paid in capital        10,763,176        679,493         679,493<F1>   6,369,695<F2>  17,132,871
     Retained earnings                  1,055,694      2,352,218       2,352,218<F1>                   1,155,694
     Treasury stock                       (56,959)                                                       (56,959)
     Unrealized gain/(loss) on
       available-for-sale
      securities                           (7,117)        16,538                                           9,421
                                    --------------  -------------    ------------   ------------  ---------------
       Total equity                    11,793,127      3,528,248       4,506,418       6,388,946      18,198,611
                                    --------------  -------------    ------------   ------------  ---------------
           Total liabilities
             and equity             $ 123,216,085   $ 51,433,824     $ 4,506,418    $  6,388,946  $  176,532,437
                                    ==============  =============    ============   ============  ===============

<F1> To record purchase of First National Bank, Midlothian,  Texas. The purchase price for First National Bank was based on the book value of First National Bank, subject to adjustments. The note payable for Surety Capital was paid off with the proceeds from the offering and First Midlothian Corporation paid off its debt. The difference of $2,104,485 is recorded as goodwill and is amortized over a 15 year period.

<F2> To record $6,500,000 net capital raised through offering.

<F3> In order to adjust  investment  securities  to  estimated  market  value an increase of $40,336 is recorded.

<F4> In order to adjust  property and  equipment  to  estimated  market value an increase of $319,468 is recorded.

                           PRO FORMA INCOME STATEMENT
                    for the three months ended March 31, 1996

                                              Surety          First                 Pro Forma
                                              Capital       Midlothian             Adjustments                Pro Forma
                                                                          -------------------------------
                                            Corporation    Corporation       Debits           Credits          Combined
                                          ---------------------------------------------    --------------    -------------

                                                                                                             (unaudited)
 Interest income:
     Commercial loans and real estate
    loans                                  $    949,351    $   413,351      $        -      $          -      $ 1,362,702

     Consumer loans                             315,016         87,902               -                 -          402,918
     Insurance premium financing                680,901              -               -                 -          680,901
     Federal funds sold                         296,778        129,904               -                 -          426,682
     Investment securities
     Interest bearing deposits                  375,799        309,727               -                 -          685,526
                                          --------------  -------------   -------------    --------------    -------------
            Total interest income             2,636,849        940,884               -                 -        3,577,733
                                          --------------  -------------                                      -------------
 Interest expense:
     Savings, NOW and money market              203,775        131,249                                            335,024
     Time deposits, $100,000 and over           243,686        172,572                                            416,258
     Other time deposits                        627,933        107,923                                            735,856
     Other interest expense                       6,182          1,463               -                              7,645
                                          --------------  -------------   -------------    --------------    -------------
            Total interest expense            1,081,576        413,207                                          1,494,783
                                          --------------  -------------                                      -------------
     Net interest income before
       provision for loan losses              1,555,273        527,677               -                 -        2,082,950
     Provision for loan losses                   30,000              -               -                 -           30,000
                                          --------------  -------------   -------------    --------------    -------------
            Net interest income               1,525,273        527,677               -                 -        2,052,950
                                          --------------  -------------   -------------    --------------    -------------
 Non interest income                            359,882         55,848               -                 -          415,730
                                          --------------  -------------   -------------    --------------    -------------
 Non interest expense:
     Salaries and employee benefits             846,943        211,256               -                 -        1,058,199
     Occupancy & equipment                      246,209         53,463          10,416                 -<F3>      310,000
     General & administrative                   532,808        308,478          98,185           204,825<F2>      734,646<F1>
                                          --------------  -------------   -------------    --------------    -------------
            Total noninterest expense         1,625,960        573,197         108,601           204,825        2,102,933
                                          --------------  -------------   -------------    --------------    -------------
            Income before income taxes          259,195         10,328         108,601           204,825          365,747
 Income tax expense:                             84,084          3,512          69,641            36,924          120,312
                                          --------------  -------------   -------------    --------------    -------------
        Net income                        $     175,111   $      6,816    $    178,242      $    241,749<F4>  $   245,435<F4>
                                          ==============  =============   =============    ==============    =============
 Net income per share of common stock     $        0.05                                                       $      0.05
                                          ==============                                                     =============
 Weighted average shares outstanding          3,279,448                                                         5,204,509<F6>
                                          ==============                                                     =============

<F1> To record savings to be realized by merger.  These adjustments are a direct result of the elimination of director fees, committee fees and professional fees which will not continue after the merger. In addition to the elimination of these fees, a reduction in computer processing fees is also recorded.

<F2> To record amortization of the goodwill added through the acquisition of the
     First Midlothian Corporation and to record payment of fees by First Midlothian Corporation

<F3>To record the additional  depreciation to premises and equipment as a result of the write up to estimated market value for First Midlothian Corporation

<F4> This pro forma income  statement  does not reflect all  adjustments  to, or projected changes in, income Surety expects to realize

<F5> To record tax effect of adjustments.

<F6> Additional  shares  offered in Surety  Capital  Corporation's  Registration
     Statement on Form S-1 (1,925,061 shares) increase total outstanding shares.